Exhibit 99.1 Letter from Sarafa Law LLC

November 10, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities and Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We have acted as counsel to Optimal Group Inc. (the “Registrant”). The Registrant has stated in Part III of its filing on Form 12b-25, to be filed this day with the Securities and Exchange Commission, that it is unable to timely file, without unreasonable effort or expense, its Quarterly Report on Form 10-Q for the period ended September 30, 2009 because our firm has not delivered our written opinion, the conclusions of which opinion will impact upon the accounting treatment of certain balance sheet items in the financial statements that are to be included in Part I of the Form 10-Q and the related notes to such financial statements.

We hereby advise you that we have read the statements by the Registrant in Part III of its filing on Form 12b-25, to be filed this day with the Securities and Exchange Commission, and agree with the statements made therein. We have not yet delivered our opinion to the Registrant. We anticipate delivering our opinion to the Registrant by November 12, 2009.

Very truly yours,

/s/ Melinda Sarafa
Melinda Sarafa
SARAFA LAW LLC